Exhibit 10.7

REMOTE RESOURCING AGREEMENT

     This Remote Resourcing Agreement (the “Agreement”) is entered into effective May 13, 2005 (the “Effective Date”) by and between Healthaxis, Ltd, a Texas limited partnership, having offices at 5215 N. O’Connor Blvd., Suite 800, Irving, Texas 75039 (“Healthaxis”), and Healthcare BPO Partners, L.P., a Texas limited partnership corporation having offices at ________________________ (“TakCo”).

R E C I T A L S:

     WHEREAS, Healthaxis Inc., the parent company of Healthaxis, and Sharad Tak and/or an entity owned 100% by Sharad Tak (collectively, “Tak”), the principal shareholder of TakCo, have previously entered into that certain Stock and Warrant Purchase Agreement dated February 23, 2005 (the “Purchase Agreement”) pursuant to which Tak is making a substantial investment in Healthaxis; and

     WHEREAS, it is a condition precedent of the closing of the investment transaction contemplated by the Purchase Agreement that Healthaxis and TakCo enter into this Agreement pursuant to which TakCo shall provide to Healthaxis and its affiliates certain remote resources as more particularly described herein.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and of other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, Healthaxis and TakCo (collectively, the “Parties”, and each, a “Party”) hereby agree as follows:

1.	BACKGROUND AND OBJECTIVES

Healthaxis desires to take advantage when possible of lower cost remote resources, scalability, redundancy and capacity that TakCo can provide by virtue of TakCo’s existing and future operations in India.

First, Healthaxis desires to have TakCo establish an additional data capture processing center in India using lower cost resources than are available at its existing processing centers in Jamaica and Utah. The TakCo India production center will use the same Healthaxis proprietary technology and production processes and procedures as the other Healthaxis production centers use, and is intended to provide scalability and redundancy for this business process.

Second, Healthaxis will seek to maximize its use of the TakCo data capture processing center in India.

Third, Healthaxis desires to transfer certain technical, development and support functions to lower cost remote resources in India.

Fourth, Healthaxis desires to transfer its Texas data center and certain technical and support functions associated therewith to a lower cost facility in the United States owned and operated by or on behalf of TakCo.

In all cases, it is the intention of the Parties that TakCo will provide dedicated remote personnel and the related physical plant and resources that support the remote functions, and that Healthaxis will manage and direct the remote personnel. The Parties shall work together to evolve this agreement to maintain Services competitive with opportunities that are otherwise available to Healthaxis in the global market in terms of cost, service level commitments, quality, productivity, and turn around times.

The provisions of this Article 1 are intended to be a general introduction to this Agreement and are not intended to expand the scope of the Parties’ obligations or alter the plain meaning of this Agreement’s terms and conditions as set forth hereinafter. However, to the extent the terms and conditions of this Agreement are unclear or ambiguous, such terms and conditions are to be construed so as to be consistent with the background and objectives set forth in this Article 1.

2.	DEFINITIONS AND DOCUMENTS

2.1	Definitions

As used in this Agreement:

“Affiliate” means, generally, with respect to any Entity, any other Entity Controlling, Controlled by or under common Control with such Entity.

“Agreement” shall have the meaning given such term in the preamble to this Agreement.

“Charges” means the amounts set forth in this Agreement as charges for the Services.

“Critical Support Personnel” means those TakCo Personnel identified in Schedule A as critical to the ongoing success of TakCo’s delivery of the remote resources to Healthaxis.

“Data Center” shall mean the Healthaxis data center in Texas as of the Effective Date and the TakCo data center in Virginia following the migration of data center services to TakCo.

“Developed Materials” shall mean all Materials developed by TakCo employees in performing its data capture and applications development and maintenance obligations under this Agreement.

“Effective Date” shall have the meaning given such term in the preamble to this Agreement.

“Entity” means a corporation, partnership, joint venture, trust, limited liability company, association, or other organization or legal entity.

“Equipment” means all mainframe, midrange, distributed, network, telecommunications and related computing equipment procured, provided, operated, supported or used by TakCo or Healthaxis and required for TakCo to perform the Services.

“Healthaxis Data” means any data or tangible information of Healthaxis or any Healthaxis Affiliate or customer that is provided by Healthaxis or any such Affiliate to TakCo for use in the performance of its obligations under this Agreement, including data and information with respect to the businesses, customers, operations, facilities, products, consumer markets, assets and finances of Healthaxis or any Affiliate. Examples of Healthaxis Data include any of the foregoing that are service level measurements, Healthaxis asset information, charges hereunder, and Healthaxis customer data, including all healthcare claims data from any source. Service level measurements and charges hereunder are also the Confidential Information of TakCo.

“Healthaxis Equipment” means Equipment owned by or leased to Healthaxis or a Healthaxis Affiliate that is used in connection with the Services. Unless otherwise agreed, Healthaxis Equipment shall include the RS/6000 AIX system in India and all Equipment necessary for the performance of the data center Services in Virginia other than uninterruptible power supply and physical security.

“Healthaxis Licensed Materials” means Third Party Software and other Materials that are proprietary to third parties to which Healthaxis has obtained a license pursuant to a written agreement with such third party.

“Healthaxis Owned Materials” shall mean: (a) the Materials owned by Healthaxis as of the Effective Date, and all enhancements and derivative works of such Materials, including United States and foreign intellectual property rights, including copyrights, in such Materials, and (b) the intellectual property rights, including copyrights, in the Developed Materials.

“Healthaxis Owned Software” means Software owned by Healthaxis as of the Effective Date, and all intellectual property rights, including copyrights, in enhancements and derivative works of such Software, including United States and foreign intellectual property rights, including copyrights, in such Software, and the Developed Materials that consist of Software.

“Healthaxis Personnel” means the employees, agents, contractors or representatives of Healthaxis.

“Healthaxis Project Executive” shall have the meaning given such term in Section 10.1.

“Healthaxis Software” means Software that is either: (a) Healthaxis Licensed Materials; or (b) Healthaxis Owned Materials.

“Healthaxis Third Party Contractors” shall have the meaning given such term in Section 9.2.

“Laws” mean all federal, state and local laws, statutes, regulations, rules, executive orders, supervisory requirements, directives, interpretive letters and other official releases of or by any government.

“Losses” mean all losses, liabilities, damages and claims (including taxes), and all related costs and expenses (including reasonable legal fees and disbursements and reasonable costs of investigation, litigation, settlement, judgment, interest and penalties).

“Malicious Code” means (i) any code, program, or sub-program whose knowing or intended purpose is to damage or interfere with the operation of the computer system containing the code, program or sub-program, or to intentionally halt, disable or interfere with the operation of the Software, code, program, or sub-program, itself, or (ii) any device, method, or token whose knowing or intended purpose is to permit any person to circumvent the normal security of the Software or the system containing the code.

“Materials” means, collectively, Software, literary works, other works of authorship, specifications, design documents and analyses, programs, program listings, programming tools, documentation, reports, drawings and similar work product.

“New Services” means services, functions and responsibilities that are not described on Schedule B or otherwise initially provided for in this Agreement.

“Performance Standards” means, individually and collectively, the Service Levels and the other quantitative and qualitative performance standards and commitments for the Services contained in Schedule C.

“Personnel” means, with respect to an Entity, the employees, agents, contractors and representatives of such Entity.

“Policy and Procedures Manuals” means the then current versions of any Healthaxis documentation that sets forth the policies, procedures, processes, methods and other requirements for performing the Services designated as such and provided in writing to TakCo.

“Proprietary Information” shall have the meaning given such term in Section 13.3.

“Required Consents” means: (a) the consents (if any) required to be obtained (i) to grant TakCo the right to use and/or access the Healthaxis Owned Software and Third Party Software in connection with providing the Services or (ii) to assign or transfer to Healthaxis all intellectual property rights, including the copyright, in any Developed Materials; and (b) all other consents required from third parties in connection with TakCo’s provision of the Services.

“Service Taxes” means all sales, lease, service, value-added, use, personal property, excise, consumption, and other taxes or duties that are assessed against either Party on the provision of the Services as a whole, or on any particular Service received by Healthaxis from TakCo.

“Services” means, collectively the services, functions and responsibilities set forth in Article 4 and Schedule B as they may be supplemented, enhanced, modified or replaced by mutual agreement during the Term in accordance with this Agreement.

“Service Levels” means the quantitative performance standards for the Services set forth in Schedule C.

“Service Level Credits” shall have the meaning given such term in Section 7.2 andSchedule C.

“Software” means both the source code and object code of software programs (including compilers, database management software, applications software, system software, utilities and other software programs), and all associated documentation and programmers notes, and all versions, upgrades and enhancements to the same.

“Staffing Plan” shall have the meaning given such term in Section 8.7.

“TakCo Facilities” means the facilities owned or leased by TakCo at which the Services are performed.

“TakCo Personnel” means Personnel of TakCo who are dedicated to Healthaxis to perform any Services under this Agreement.

“TakCo Project Executive” shall have the meaning given such term in Section 8.2 and shall describe the TakCo representative responsible for both the day-to-day relationship with Healthaxis, as well as the delivery of the Services to Healthaxis.

“Key TakCo Personnel” means the TakCo Personnel filling the positions designated in Schedule A as Key TakCo Personnel.

“Term” means the five (5) year period that commences as of 12:00:01 a.m., EST, on the Effective Date and continues, unless this Agreement is terminated as provided herein or extended as provided in Sections 3.2 or 20.5, in which case the Term shall end at 12:00 midnight on the effective date of such termination or the date to which this Agreement is extended.

“Third Party Contracts” means all written third party agreements with TakCo that are necessary to provide the Services from time to time, including, but not limited to, licenses to Third Party Software, facilities leases, employment agreements, data and communications service provider agreements.

“Third Party Software” means all Software products (and all modifications, replacements, upgrades, enhancements, documentation, materials and media related thereto) that are owned by third parties and used by TakCo to provide the Services.

“Transfer Assistance Services” means the reasonable termination/expiration assistance requested by Healthaxis to allow the Services to continue without material interruption or material adverse effect, and to facilitate the orderly transfer of the Services to Healthaxis or its designee, as such assistance is further described inSection 4.2.

“Workstations” means the personal data processing and computer equipment used by TakCo Personnel to perform the Services, together with the LAN, WAN up to but excluding the router at the Data Center and associated infrastructure necessary to support performance of the Services.

2.2	Other Terms

The terms defined in this Article include the plural as well as the singular. Unless otherwise expressly stated, the words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision. Article, Section, subsection and Schedule references refer to articles, sections and subsections of, and schedules to, this Agreement. The words “include” and “including” shall not be construed as terms of limitation. The words “day,” “month,” and “year” mean, respectively, calendar day, calendar month and calendar year, and the words “writing” or “written” mean preserved or presented in retrievable or reproducible written form. Except as provided in this Agreement, “writing” or “written” may mean electronic (including e-mail transmissions where receipt is acknowledged by the recipient, but excluding voice mail) or hard copy, including by facsimile (with acknowledgment of receipt from the recipient’s facsimile machine), unless otherwise stated. Other terms used in this Agreement are defined in the context in which they are used and shall have the meanings there indicated.

2.3	AssociatedContract Documents

This Agreement includes each of the following schedules and their attached exhibits, all of which are attached to this Agreement and incorporated into this Agreement by this reference:

A	Key TakCo Positions and Critical Support Personnel
B	Services
C	Service Levels and Performance Credits
D	TakCo Charges
E	TakCo Facilities
F	Healthaxis Equipment, Healthaxis Owned Materials and Healthaxis Licensed Materials

3.	TERM

3.1	InitialTerm

This Agreement shall begin on the Effective Date and continue throughout the Term, unless terminated earlier or extended in accordance with this Agreement.

3.2	Extension

By giving prior written notice to the other Party not less than 6 months prior to the expiration date of the initial Term, either Party shall have the right, and the other party shall have the obligation, to negotiate in good faith during a period of sixty (60) days the terms and conditions upon which the term of the Agreement may be extended for a period of five (5) years following the expiration date of the initial Term. If the Parties are unable to reach agreement upon renewal terms and conditions during the sixty-day negotiation period, the Agreement will expire at the end of the initial Term.

4.	SERVICES

4.1	Overview

(a)	Description. Commencing on the Effective Date, TakCo and Healthaxis shall jointly develop and implement a transition plan and schedule pursuant to which the functions described in Schedule B as currently performed by Healthaxis Personnel will be transitioned to the dedicated TakCo Personnel. As the designated functions are transitioned, the TakCo Personnel shall thereafter provide the Services to Healthaxis in accordance with this Agreement. The Services shall consist of the services, functions and responsibilities as set forth in this Agreement, and in all cases to be performed in accordance with the Policy and Procedures Manuals. Changes to the Policy and Procedures Manuals following the Effective Date shall be subject to an equitable adjustment to the Staffing Plan or the Charges.

Healthaxis shall provide the Healthaxis Equipment, Healthaxis Licensed Materials and Healthaxis Owned Materials. TakCo shall provide the Workstations, the facilities in India and Virginia. The Parties shall mutually agree on the provision of any other facilities, Equipment, Third Party Software and other resources necessary for TakCo to provide the Services. Any changes to the specifications for facilities, Equipment, Third Party Software or other resources to be used by TakCo to perform the Service required by Healthaxis shall be subject to an equitable adjustment to the Charges.

(b)	Exclusivity. Subject to Section 11.6 and so long as Healthaxis has not partially terminated this Agreement under Section 20.2 hereof regarding the applicable Services, during the Term (i) TakCo shall be the exclusive provider of data capture Services to be performed outside the United States (excepting the existing data capture facility in Jamaica) to Healthaxis, and (ii) Healthaxis will not enter into discussions or agreements with any third parties that would be inconsistent with its obligation to migrate the data center Services or the technical and professional resource Services to TakCo. Otherwise, this Agreement shall not be construed as a requirements contract and this Agreement shall not be interpreted to prevent Healthaxis from obtaining from third parties, or providing to itself, any or all of the services described in this Agreement.

4.2	Transfer Assistance Services

(a)	Availability. TakCo shall provide to Healthaxis or Healthaxis’s designee the Transfer Assistance Services in this Agreement.

(i)	TakCo shall provide such Transfer Assistance Services to Healthaxis or its designee (i) commencing up to six (6) months prior to the expiration of the Term (including any renewal Term) or on such earlier date as Healthaxis may request and continuing for up to six (6) months following the effective date of the expiration of the Term (as such effective date may be extended pursuant toSection 3.2), (ii) commencing upon any notice of termination of the Term with respect to all or any portion of the Services, and continuing for up to six (6) months following the effective date of such termination (as such effective date may be extended pursuant to Section 20.4), (iii) commencing upon notice of termination of any portion of the Services no longer required by Healthaxis and continuing for up to six (6) months following the effective date of such termination (as such effective date may be extended pursuant to Section 20.4).

(ii)	TakCo shall provide Transfer Assistance Services to Healthaxis or its designee regardless of the reason for the expiration or termination of the Term; provided that if the Agreement is terminated by TakCo under Section 20.1(b) or (c) for Healthaxis’s default, TakCo may require Healthaxis to (i) pay in advance for Transfer Assistance Services provided or performed under this Section 4.2, (ii) pay all outstanding undisputed Charges, and (iii) establish an escrow account based on mutually agreed terms to ensure payment of future Charges.

(iii)	To the extent Healthaxis requests Transfer Assistance Services, such Services shall be provided subject to and in accordance with the terms and conditions of this Agreement. TakCo shall perform the Transfer Assistance Services with at least the same degree of accuracy, quality, completeness, timeliness, responsiveness and cost-effectiveness as it provided and was required to provide for the same or similar Services during the Term. The quality and level of performance of the Services provided by TakCo following the expiration or termination of the Term with respect to all or part of the Services or TakCo’s receipt of a notice of termination or non-renewal shall not be materially degraded or deficient in any respect.

(b)	Scope of Service. As part of the Transfer Assistance Services, TakCo will timely transfer the control and responsibility for all Services, including documentation, software support and data management functions, previously performed by or for TakCo to Healthaxis and/or Healthaxis’ designees. Additionally, TakCo shall provide any and all reasonable assistance requested by Healthaxis to allow:

(i)	the systems associated with the Services to operate efficiently;

(ii)	the Services to continue without material interruption or material adverse effect; and

(iii)	the orderly transfer of the Services to Healthaxis and/or its designee(s).

The Transfer Assistance Services shall consist of the Services, functions and responsibilities set forth in this Agreement and all similar services requested from time to time by Healthaxis.

In addition to the initial six (6) month post-termination period specified inSection 4.2(a)(i) above, at Healthaxis’ written request (which must be given at least 180 days prior to the expiration or termination date), and provided that Healthaxis is pursuing a migration of some or all of the Services to itself or a third party, TakCo shall provide to Healthaxis such Services for an additional period not to exceed six (6) months from the end of such initial six (6) month period. To the extent Healthaxis requests such Services, Healthaxis will continue to pay TakCo the Charges.

Unless otherwise agreed in writing, if Healthaxis requests that TakCo provide or perform Transfer Assistance Services in accordance with this Agreement, Healthaxis will pay TakCo the rates and charges specified in Schedule D (or if no charge is specified in Schedule D, then a reasonable charge) for TakCo Personnel or resources required to perform such Transfer Assistance Services. If Transfer Assistance Services require additional resources beyond those being used to provide the Services, Healthaxis will pay TakCo for such usage as a New Service.

(c)	Survival of Terms. This Section 4.2 shall survive termination/expiration of the Term.

5.	REQUIRED CONSENTS

Healthaxis is responsible for obtaining all Required Consents. TakCo will cooperate with and assist Healthaxis in obtaining all Required Consents that may become necessary from time to time in connection with TakCo’s performance of the Services or upon the expiration or termination of this Agreement in accordance with Article 4.

6.	FACILITIES, SOFTWARE, EQUIPMENT, CONTRACTS AND ASSETS ASSOCIATED WITH THE PROVISION OF SERVICES

6.1	Service Facilities

(a)	Service Facilities. The Services shall be provided at or from the production and data center locations owned or leased by TakCo as described in Schedule E, or any other service location as may be agreed upon by TakCo and Healthaxis from time to time.

(b)	Facilities Requirements. Each TakCo Facility shall meet the minimum security and other standards as specified in Schedule E. Except with respect to management, administrators and supervisors, TakCo shall not collocate the TakCo personnel utilized for performance of the Services with other TakCo personnel performing services for third parties.

(c)	Furniture, Fixtures and Equipment. Except as may be expressly provided in this Agreement, TakCo shall be responsible for providing all furniture, fixtures, office equipment, Workstations and facilities management and support services at the TakCo Facilities needed by TakCo or TakCo Personnel to provide the Services. Material upgrades, improvements, replacements and additions to such Workstations shall be subject to an equitable adjustment to the Charges.

(d)	Other TakCo Responsibilities Regarding Facilities. TakCo shall be responsible for site management, site administration and similar services regarding TakCo Personnel located at the TakCo Facilities, and provide all necessary emergency power supply and uninterrupted power supply services and all necessary Workstations at TakCo Facilities.

(e)	Employee Services. TakCo shall be responsible for all employee services and the physical security of the facilities used by TakCo Personnel assigned to Healthaxis to perform the Services.

(f)	Facilities Compliance. TakCo shall provide TakCo Facilities compliant with all applicable Indian laws, rules, codes, regulations and standards.

(g)	Healthaxis Assets at TakCo Facilities. All Healthaxis Equipment, Healthaxis Owned Materials and Healthaxis Licensed Materials located at TakCo Facilities to enable TakCo Personnel to perform the Services shall be secured at the TakCo Facilities and safeguarded in accordance with the Agreement. As of the Effective Date, Healthaxis shall provide the Equipment, Healthaxis Owned Materials and Healthaxis Licensed Materials identified in Schedule F. Upon termination or expiration of this Agreement, or at anytime upon request from Healthaxis, TakCo shall return such Healthaxis Materials and Healthaxis Equipment in the same condition as the condition in which the same were first located at TakCo Facilities, reasonable wear and tear excepted.

6.2	Software

(a)	TakCo Personnel shall not use Software other than Healthaxis Software or Third Party Software specifically designated by Healthaxis on their Workstations to perform TakCo’s obligations under this Agreement.

(b)	TakCo shall be responsible for:

(i)	the support, administration, operation and maintenance of all Third Party Software to be used by TakCo on the Workstations in performing the Services, including payment of required license and maintenance fees. Any changes to the Third Party Software required by Healthaxis for use in performing the Services shall be subject to an equitable adjustment in the Charges; and

(ii)	the compliance with and performance of all operational and administrative obligations specified in such licenses and agreements, including nondisclosure obligations. If any of these are Healthaxis licenses or agreements, this obligation shall be limited to performance of operational and administrative obligations provided in writing to TakCo.

(c)	Healthaxis shall be responsible for:

(i)	the support, administration, operation and maintenance of all Third Party Software to be used on the servers in India or the Equipment in Virginia by TakCo on the Workstations in performing the Services, including payment of required license and maintenance fees; and

(ii)	the compliance with and performance of all operational and administrative obligations specified in such licenses and agreements to the extent applicable to the Services, including nondisclosure obligations provided in writing to TakCo.

6.3	Equipment

(a)	TakCo Personnel shall not use any Equipment other than Workstations specified by Healthaxis or other Equipment provided by Healthaxis to perform the Services without the prior written consent of Healthaxis.

(b)	With respect to the Healthaxis Equipment to be placed at the TakCo Facilities, TakCo shall be responsible for cooperating, assisting and advising Healthaxis in connection with the relocation, testing, installation, rollout, use, support, management, administration, operation and maintenance of the Healthaxis Equipment according to an agreed services implementation plan and the Policy and Procedures Manuals.

6.4	Third Party Contracts

TakCo shall be responsible for the evaluation, procurement, use, support, management, administration, operation and maintenance of all Third Party Contracts, and the performance, availability, reliability, compatibility and interoperability of Third Party Contracts and the services and products provided thereunder, and for performance of any operational, administrative or contractual obligations imposed on TakCo under Third Party Contracts necessary to perform TakCo’s responsibilities hereunder, including, but not limited to, the facilities leases, maintenance on Workstations, licenses to Software provided by TakCo and installed on the Workstations, connectivity and telecom agreements, but excluding Third Party Contracts relating to Healthaxis’ performance of its responsibilities hereunder, including maintenance on Healthaxis Equipment, Healthaxis owned Materials or Healthaxis Licensed Materials.

6.5	License to Healthaxis Software and Materials

As of the Effective Date, Healthaxis hereby grants to TakCo a non-exclusive, fully paid-up, irrevocable license during the Term and any Transfer Assistance Services period to use the Healthaxis Owned Software and Healthaxis Owned Materials and to prepare derivative works of the same as part of the Services, in each case solely at the TakCo Facilities, for the express and sole purpose of providing the Services and any requested Transfer Assistance Services. Healthaxis Owned Software and Healthaxis Owned Materials shall remain the property of Healthaxis. TakCo shall not use any Healthaxis Owned Software or Healthaxis Owned Materials for the benefit of any person or Entity other than Healthaxis. Except as otherwise requested or approved by Healthaxis, TakCo and its Subcontractors shall cease all use of Healthaxis Owned Software and Healthaxis Owned Materials (except as may be provided in Article 14 of this Agreement) upon the later of the end of the Term or any Transfer Assistance Services period and shall deliver all source code and documentation relating to such Software upon the later of the completion of the Term or any Transfer Assistance Services period.

6.6	Access to Third Party Software and Maintenance

During the Term, and subject to obtaining any Required Consents, Healthaxis shall grant to TakCo, for the sole purpose of performing the Services during the Term and any Transfer Assistance Services period, any rights that may be necessary for TakCo to access and use Third Party Software and related Healthaxis Third Party Contracts that Healthaxis has with respect to such Third Party Software and Third-Party Contracts. TakCo shall comply with the duties, including use restrictions and those of nondisclosure, imposed on Healthaxis by such licenses and agreements made available to TakCo in writing. Except as otherwise requested or approved by Healthaxis (or the relevant licensor), TakCo shall cease all use of such Third-Party Software and Third-Party Contracts on the later of the end of the Term or Transfer Assistance Services period and shall return any and all such Software (including the source code, programmers notes and documentation pertaining thereto) to Healthaxis and/or any third-party licensor, if and as applicable.

6.7	Notice of Defaults

Healthaxis and TakCo shall promptly inform the other Party of any breach of, or misuse or fraud in connection with, any Third-Party Contract(s), Equipment Lease or Third-Party Software license of which it becomes aware and shall cooperate with the other Party to prevent or stay any such breach, misuse or fraud.

7.	SERVICE LEVELS

7.1	General

Except as expressly provided in Section 18.2 of this Agreement, TakCo shall perform the Services to enable Healthaxis to meet or exceed the Service Levels set forth inSchedule C.

7.2	Service Level Credits

TakCo recognizes that its failure to perform the Services (e.g., failure to provide back-up generator power, to have redundant telecommunications lines to the Data Center or to provide TakCo personnel at the Indian facility) may prevent Healthaxis from meeting the Service Levels may subject Healthaxis to contractual penalties under agreements Healthaxis has with its customers. Accordingly, if TakCo fails to adhere to the Policy and Procedures Manual or otherwise fails to perform the Services other than the actions or omissions of Healthaxis or circumstances that are excused as Force Majeure under Section 18.2, and as a direct result Healthaxis fails to meet any Service Level for reasons then TakCo shall provide a credit to Healthaxis calculated in accordance with Schedule C that in any event will not exceed the actual amount of the credit, performance penalty or similar amount or adjustment actually paid or provided by Healthaxis to the impacted Healthaxis customer (“Service Level Credits”). To the extent new customers are added by Healthaxis for which different Service Levels and Service Level Credits will apply other than those specified as of the Effective Date, Healthaxis will advise TakCo of all the specific Service Levels and Service Level Credits for each such customer pursuant to agreed upon procedures. Any such additions or modifications to the Service Levels or Service Level Credits shall be subject to the mutual agreement of the Parties. To the extent Healthaxis customers’ monetary remedies are limited to service level credits or performance penalties in their contracts with Healthaxis for a given Service Level breach, Service Level Credits under this Agreement shall be Healthaxis’ sole monetary remedy for the breach of the Agreement by TakCo causing the Service Level failure.

7.3	Problem Analysis

If TakCo fails to provide Services and thereby prevents Healthaxis from meeting the Service Levels, TakCo shall:

(i)	promptly investigate and report on the causes of the problem;

(ii)	provide a Root Cause Analysis of such failure as soon as practicable after such failure;

(iii)	develop and implement a plan to correct the problem and to begin performing the Services to enable Healthaxis to meeting the Service Levels as soon as practicable which may include an equitable adjustment to the Staffing Plan or Charges; and

(iv)	advise Healthaxis, as and to the extent reasonably requested by Healthaxis, of the status of remedial efforts being undertaken with respect to such problem.

TakCo shall use diligent efforts to complete the Root Cause Analysis within fifteen (15) days.

7.4Measurement and Monitoring

TakCo shall implement measurement and monitoring tools and metrics, as well as standard reporting procedures in accordance with the Policy and Procedures Manual to measure and report against the applicable Service Levels. TakCo shall utilize any tools and processes specified by Healthaxis to be used for change control and problem management in the Policy and Procedures Manual.

8.	PROJECT PERSONNEL

8.1	Key TakCo Personnel

(a)	Approval of Key TakCo Personnel.

(i)	Before assigning an individual to replace any of the Key TakCo Personnel, whether on an initial assignment or a subsequent assignment, TakCo shall notify Healthaxis of the proposed assignment, shall introduce the individual to appropriate Healthaxis representatives, shall provide reasonable opportunity for Healthaxis representatives to interview the individual, and shall provide Healthaxis with a resume and such other information about the individual as may be reasonably requested by Healthaxis.

If Healthaxis in good faith objects to the proposed assignment for a specified lawful reason, the Parties shall attempt to resolve Healthaxis’s concerns on a mutually agreeable basis. If the Parties have not been able to resolve Healthaxis’s concerns within ten (10) business days, TakCo shall not assign the individual to that position and shall propose to Healthaxis the assignment of another individual of suitable ability and qualifications.

(ii)	The Key TakCo Personnel that have been approved as of the Effective Date are listed inSchedule A.

(iii)	The Parties may from time to time change the positions designated as Key TakCo Personnel under this Agreement by mutual agreement of the Parties.

(b)	Continuity of Key TakCo Personnel. TakCo shall cause each of the Key TakCo Personnel to devote the necessary time and effort (which will likely fluctuate from time to time) to the provision of the Services under this Agreement. TakCo shall not transfer, reassign or remove any of the Key TakCo Personnel except where the Key TakCo Personnel (i) voluntarily resigns from TakCo, (ii) is dismissed by TakCo for violations of conditions of employment, (iii) fails to perform his or her duties and responsibilities pursuant to this Agreement in TakCo’s reasonable judgment or (iv) dies or is unable to work due to his or her illness or disability or announce its intention to do so during the specified period without Healthaxis’s prior approval, which approval shall not be unreasonably withheld. TakCo shall transfer, reassign or remove one of its Key TakCo Personnel only after (i) giving Healthaxis at least thirty (30) days’ prior written notice of such action and (ii) complying with the requirement ofSection 8.1(a)(i) above and Section 8.4 below.

8.2	TakCo Project Executive

TakCo shall designate an “TakCo Project Executive” for Healthaxis. The TakCo Project Executive shall:

(i)	be one of the Key TakCo Personnel;

(ii)	be a full-time employee of TakCo;

(iii)	devote sufficient time and effort to managing the Services provided to Healthaxis;

(iv)	serve as the single point of accountability for the Services; and

(v)	have day-to-day authority for ensuring customer satisfaction and achieving attainment of all Service Levels and Performance Standards.

8.3	TakCo Personnel Are Not Healthaxis Employees

The Parties intend to create an independent contractor relationship and nothing in this Agreement shall operate or be construed as making Healthaxis or TakCo partners, joint venturers, principals, agents or employees of the other. No officer, director, employee, agent, Affiliate, contractor or Subcontractor retained by TakCo to perform work on Healthaxis’s behalf hereunder shall be deemed to be an officer, director, employee, agent, Affiliate, contractor or Subcontractor of Healthaxis. Notwithstanding Healthaxis’ rights hereunder, TakCo, not Healthaxis, has the sole right, power, and authority over the employment of the TakCo Personnel and the sole obligation to compensate such TakCo Personnel for all work performed by them on Healthaxis’ behalf pursuant to this Agreement.

8.4	Replacement, Qualifications and Retention of TakCo Personnel

(a)	TakCo shall assign sufficient TakCo Personnel to provide the Services in accordance with the Staffing Plan as it exists from time to time, and each such TakCo Personnel shall meet the requirements and have the qualifications as reasonably specified by Healthaxis.

(b)	In the event that Healthaxis determines reasonably, lawfully and in good faith that the continued assignment to Healthaxis of any TakCo Personnel (including Key TakCo Personnel) is not in the best interests of Healthaxis, then Healthaxis shall give TakCo written notice to that effect specifying the reason for its position and requesting that such TakCo Personnel be removed from the account and whether a replacement is being requested. Promptly after its receipt of such a request by Healthaxis, TakCo shall have ten business days to investigate the matters stated in the request and discuss its findings with Healthaxis. If TakCo determines that Healthaxis’s request is reasonable, lawful and in good faith, TakCo shall take appropriate action. If requested to do so by Healthaxis, TakCo shall immediately remove the individual in question from all Healthaxis activities pending completion of TakCo’s investigation and discussions with Healthaxis. If, following discussions with TakCo, Healthaxis still in good faith requests removal/replacement of such TakCo Personnel, TakCo shall on two weeks advance notice remove the TakCo Personnel, and, then, if requested, replace such TakCo Personnel with an individual of suitable ability and qualifications in accordance with the Staffing Plan.

8.5	Personnel Screening

TakCo agrees to follow the pre-employment and post-employment screening procedures applicable to specific functions used by Healthaxis for its own employees documented in the Policy and Procedures Manual.

8.6	Hiring of Employees

During the Term and for a period of six (6) months following the expiration or termination hereof (including any extended post-termination/expiration transition period), TakCo will not solicit for employment directly, nor employ, any current employee of Healthaxis involved in the performance of Healthaxis’s obligations under this Agreement without the prior written consent of Healthaxis. During the Term and for a period of six (6) months following the expiration or termination hereof (including any extended post-termination/expiration transition period), Healthaxis will not solicit for employment directly, nor employ, any current employee of TakCo or its Affiliates involved in the performance of TakCo’s obligations under this Agreement without the prior written consent of TakCo. For purposes of this Section 8.6, “current employee” shall be deemed to include an employee of the applicable Entity who is then currently actively employed by the Entity or who was so employed by the Entity within the previous six (6) month period.

8.7	Assignment of Personnel

TakCo shall assign to the performance of its obligations under this Agreement the number of TakCo Personnel specified in a detailed staffing schedule mutually agreed by the Parties (the “Staffing Plan”). The Staffing Plan shall be reviewed and updated weekly and shall be maintained in a manner that will permit TakCo to assign to the Services an adequate number of staff to perform all of TakCo’s obligations hereunder, including, without limitation, administration, management, audit support, reporting and meetings requirements. Many of the functions may require a number of Personnel that is variable in nature and therefore the Parties shall develop policies and procedures to implement and maintain the Staffing Plan on an ongoing basis. All changes to the Staffing Plan will be made by mutual agreement of the Parties based on the expected volumes and business requirements of Healthaxis. Additional requirements for staffing shall be included in the Staffing Plan with as much notice as possible and at least reasonable notice (generally at least thirty (30) days advance notice is preferred unless otherwise agreed). Healthaxis will provide TakCo with as much notice as possible and at least reasonable notice (generally at least thirty (30) days advance notice is preferred unless otherwise agreed) of reductions in the staffing requirements. Generally, all TakCo Personnel assigned to the Healthaxis account will be fully dedicated to the Healthaxis account and may not be utilized by TakCo on non-Healthaxis business; provided however, that it is understood and agreed that the TakCo Project Executive and other TakCo employees who provide administrative, management and other overhead functions on behalf of TakCo in carrying out the obligations of TakCo in this Agreement as well as other TakCo business are not dedicated or billable to Healthaxis.

8.8	Training. Healthaxis will provide reasonable training for TakCo Personnel and at least to the same extent Healthaxis provides training to its other employees based on the function they perform.

9.	TAKCO RESPONSIBILITIES

9.1	Policy and Procedures Manuals

TakCo Personnel shall perform the Services in accordance with the Policy and Procedures Manuals as specified by Healthaxis from time to time. In the event of a conflict between the provisions of this Agreement and the Policy and Procedures Manuals, the provisions of this Agreement shall control unless the Parties expressly agree otherwise and such agreement is set forth in the relevant portion of a Policy and Procedures Manual approved by Healthaxis and TakCo in writing.

9.2	Cooperation with Healthaxis Third-Party Contractors

Subject to Section 4.1(b), Healthaxis may hire contractors, subcontractors, consultants and/or other third parties (“Healthaxis Third Party Contractors”) to perform any tasks related to the Services or any New Services. TakCo Personnel shall reasonably cooperate with and work in good faith with Healthaxis Third Party Contractors as directed by Healthaxis, subject to reasonable protection of TakCo’s Confidential Information and intellectual property and an equitable adjustment in the Staffing Plan and Charges.

9.3	Reports

(a)	Reports. In addition to reports specified elsewhere in this Agreement, the Parties may mutually agree on additional reports to be generated by TakCo and delivered to Healthaxis on an ad hoc or periodic basis.

(b)	Back-Up Documentation. As part of the Services, TakCo shall provide Healthaxis with such documentation and other information available to TakCo as may be reasonably requested by Healthaxis from time to time in order to verify the accuracy of the reports provided by TakCo. In addition, each Party shall provide the other Party with documentation and other information reasonably requested by Healthaxis from time to time related to the Service Levels.

(c)	Correction of Errors. As part of the Services, TakCo shall promptly correct any errors or inaccuracies in or with respect to the reports, Healthaxis Data or other deliverables provided to Healthaxis as part of the Services.

9.4	Meetings

In order to assist Healthaxis in its business planning, during the Term, representatives of the senior management of TakCo and representatives of the senior management of Healthaxis agree to meet in person or telephonically no less frequently than monthly (provided that such parties shall meet in person no less frequently than quarterly) (a) to discuss, prioritize and balance Healthaxis’s needs and TakCo’s resources on the Healthaxis account, including, without limitation, manpower and personnel resources, and (b) to discuss any other matters arising under this Agreement. Such meetings will include review of monthly reports, planned or anticipated activities and changes that might materially and adversely affect performance, and such other matters as appropriate.

9.5	Quality Assurance

TakCo shall perform the Services in an accurate and timely manner, in accordance with the Policy and Procedures Manuals.

Healthaxis shall have final authority to promulgate processes, procedures, manners and methods to be used in performance of the Services and information technology architectures, standards and plans used to provide or support the Services, and to modify or grant waivers from such processes, procedures, manners, methods, architectures, standards or plans, all in accordance with the Policy and Procedures Manuals. TakCo shall (i) comply with and enforce the processes, procedures, manners, methods, information technology architectures, standards and plans as specified by Healthaxis from time to time and delivered to TakCo, provided any changes are subject to an equitable adjustment to the Staffing Plan and Charges, (ii) modify the Services as and to the extent necessary to conform to changes to the same, subject to an equitable adjustment to the Staffing Plan and Charges, and (iii) obtain Healthaxis’ prior approval for any deviations therefrom.

9.6	Change Control

TakCo shall not make any changes to the Services except in accordance with an agreed-upon change control procedures contained in the Policy and Procedures Manuals.

9.7	Audit Rights

(a)	TakCo Records. TakCo shall maintain records, documents and other information required to meet Healthaxis’ audit rights under this Agreement, including, without limitation, all information necessary to verify the accuracy of Charges to Healthaxis included on any invoice provided to Healthaxis (“TakCo Records”). TakCo shall retain TakCo Records in accordance with TakCo’s records retention policy as it may be reasonably adjusted from time to time and provided to Healthaxis in writing upon request; provided, however, that TakCo shall at all times comply fully with the Policy and Procedures Manual regarding records retention.

(b)	Operational Audits. Upon thirty (30) days advance notice from Healthaxis no more than once annually, TakCo shall provide to Healthaxis (and internal and external auditors, inspectors, regulators and other representatives that Healthaxis may designate from time to time) access at reasonable hours to TakCo Personnel, to the TakCo Facilities at or from which Services are then being provided, and to TakCo Records, all only to the extent relevant to the Services and TakCo’s obligation under this Agreement. Such access shall be provided for the purpose of performing audits and inspections of Healthaxis and its businesses and to examine TakCo’s performance of the Services, including: (i) verifying the integrity of Healthaxis Data; (ii) examining the systems that process, store, support and transmit such data; (iii) examining the controls (e.g., organizational controls, input/output controls, system modification controls, processing controls, system design controls and access controls) and the security, back-up practices and procedures; (iv) examining TakCo’s measurement, monitoring and management tools; and (v) enabling Healthaxis to meet applicable legal, regulatory and contractual requirements. As part of the Services, TakCo shall provide any assistance reasonably requested by Healthaxis or its designee in conducting any such audit. In addition, TakCo shall reasonably cooperate with Healthaxis by providing similar records and information necessary for Healthaxis and its principal officers to meet all applicable quarterly and annual public reporting and attestation obligations.

(c)	General Procedures.

(i)	Healthaxis shall not be given access to the proprietary information of other TakCo customers or to TakCo locations that are not related to Healthaxis or the Services or to information that is not reasonably necessary to perform the audit.

(ii)	In performing audits, Healthaxis shall endeavor to avoid unnecessary disruption of TakCo’s operations and unnecessary interference with TakCo’s ability to perform the Services in accordance with the Performance Standards. In the event that Healthaxis disrupts TakCo’s operations or interferes with TakCo’s ability to perform the Services, TakCo shall be excused for such disruption and relieved of Service Levels.

(iii)	Following any audit under this Section 9.7, Healthaxis shall conduct (in the case of an internal audit), or request its external auditors or examiners to conduct, an exit conference with TakCo to obtain factual concurrence with issues identified in the review.

(iv)	Healthaxis shall use reasonable efforts to conduct the audit efficiently and expeditiously and at reasonable business hours.

(e)	TakCo Response. TakCo and Healthaxis shall meet to review each audit report promptly after the issuance thereof. TakCo will respond to each audit report in writing within thirty (30) days from receipt of such report. TakCo and Healthaxis shall develop and agree upon an action plan to promptly address and resolve any deficiencies, concerns and/or recommendations in such audit report, and TakCo shall undertake remedial action in accordance with such action plan and the dates specified therein.

(f)	Response to Government Audits. If an audit by a governmental body or regulatory authority having jurisdiction over Healthaxis or TakCo results in a finding that TakCo or Healthaxis is not in compliance with any generally accepted accounting principle or other audit requirement or any rule, regulation or law relating to the performance of its obligations under this Agreement, TakCo or Healthaxis, as the case may be, shall, within the time period specified by such auditor, address and resolve the deficiency(ies) identified by such governmental body or regulatory authority.

9.8	Subcontractors

(a)	Use of Subcontractors. TakCo shall not subcontract any portion of its responsibilities under this Agreement without Healthaxis’ prior written approval, which may not be unreasonably withheld by Healthaxis. Prior to entering into a subcontract with a third party for performance of any portion of the Services, TakCo shall give Healthaxis reasonable prior written notice specifying the components of the Services affected, the scope of the proposed subcontract, and the identity and qualifications of the proposed Subcontractor and other information Healthaxis may reasonably request in order to consider its approval.

(b)	TakCo Responsibility for Subcontractors. TakCo shall remain responsible for obligations performed by approved Subcontractors and the conduct of Subcontractor personnel to the same extent as if such obligations were performed by TakCo’s employees. TakCo shall be Healthaxis’ sole point of contact regarding the Services, including with respect to payment.

9.9	Compliance with Applicable Laws

Healthaxis shall have the right to notify TakCo of changes in Laws applicable to Healthaxis that may impact the means or manner of providing the Services. TakCo shall make all reasonable efforts required to implement any modifications to the Services in accordance with the Policy and Procedures Manual prior to any applicable deadline imposed by the regulatory or other governmental body having jurisdiction for such requirement or change subject to an equitable adjustment in the Staffing Plan and Charges.

10.	HEALTHAXIS RESPONSIBILITIES

10.1	Responsibilities

In addition to Healthaxis’ responsibilities as expressly set forth elsewhere in this Agreement and in the Policy and Procedures Manuals, Healthaxis shall be responsible for the following:

(a)	Healthaxis shall designate, prior to commencement of the Services by TakCo, one individual to whom all TakCo communications concerning this Agreement may be addressed (the “Healthaxis Project Executive”), who shall have the authority to act on behalf of Healthaxis in all day-to-day matters pertaining to this Agreement. John M. Carradine is hereby designated as the initial Healthaxis Project Executive. Healthaxis may change the designated Healthaxis Project Executive from time to time by providing written notice to TakCo. Additionally, Healthaxis will have the option, but will not be obligated, to designate additional representatives who will be authorized to make certain decisions (e.g., regarding emergency maintenance, execution of decision or change requests, etc.) if the Healthaxis Project Executive is not available. Furthermore, and notwithstanding the forgoing, TakCo shall be entitled to act on Services requests made on the authority of all Healthaxis executives or their designated project managers as set forth in the Policy and Procedures Manuals.

(b)	Healthaxis shall cooperate with TakCo by, among other things, promptly making available, as reasonably requested by TakCo, management decisions, information, approvals and acceptances so that TakCo may accomplish its obligations and responsibilities hereunder.

11.	CHARGES

11.1	General

(a)	In consideration of TakCo’s performance of the Services, Healthaxis agrees to pay TakCo the applicable Charges set forth in Schedule D. Healthaxis agrees that TakCo shall be compensated on the basis provided in this Agreement for all Services rendered. The rates provided in Schedule D are generally on a per person per month (PPPM) basis. The PPPM rates include all direct labor, general and administrative costs, benefits, Workstations, telecom and data communications up to but excluding the router at the Data Center, physical space and facility, depreciation, insurance and fees, office expenses and an overhead fee factor. The PPPM Charges for Personnel assigned to the Healthaxis account for only a portion of any given month will be prorated based on the number of business days worked by that individual during the month in question.

(b)	Except as may be otherwise agreed to in writing by the Parties under special circumstances, Healthaxis shall not pay any amounts for the Services to TakCo in addition to those set forth in this Article 11 or Schedule D.

11.2	Incidental Expenses

TakCo acknowledges that, except as expressly provided otherwise in this Agreement or other instrument signed by an authorized representative of Healthaxis, incidental expenses that TakCo incurs in performing the Services are included in TakCo’s Charges and the PPPM rates set forth in this Agreement. Accordingly, such TakCo expenses are not separately reimbursable by Healthaxis unless Healthaxis has agreed in advance and in writing to reimburse TakCo for the expense.

11.3	Taxes

The Parties’ respective responsibilities for taxes arising under or in connection with this Agreement shall be as follows:

(a)	Each Party shall be responsible for any franchise or privilege taxes on its business and for any taxes based on its net income or gross receipts.

(b)	Each Party shall be responsible for any sales, lease, use, personal property or other such taxes on Equipment, Software or property it owns or leases from a third party.

(c)	TakCo shall be responsible for all sales, service, value-added, lease, use, personal property, excise, consumption and other taxes and duties payable by TakCo on any goods or services acquired and used or consumed by TakCo in providing the Services where the tax is imposed on TakCo’s acquisition or use of such goods or services.

(d)	Healthaxis shall be responsible for all sales, use, excise, value added, consumption, service or other taxes assessed on the receipt of the Services as a whole, or on any particular Service received by Healthaxis from TakCo.

(e)	The Parties agree to cooperate reasonably with each other to enable each to determine more accurately its own tax liability and to minimize such liability to the extent legally permissible. TakCo’s invoices shall separately state the Charges that are subject to taxation and the amount of taxes included therein. Each Party will provide and make available to the other any resale certificates, information regarding out-of-state or out-of-country sales or use of equipment, materials or services, and other exemption certificates or information reasonably requested by either Party.

(f)	Each Party will promptly notify the other of, and reasonably coordinate with the other, the response to and settlement of, any claim for taxes asserted by applicable taxing authorities for which the other Party is responsible hereunder. With respect to any claim arising out of a form or return signed by a Party to this Agreement, such Party will have the right to elect to control the response to and settlement of the claim, but the other Party will have all rights to participate in the responses and settlements that are appropriate to its potential responsibilities or liabilities. If either Party requests the other to challenge the imposition of any tax, the requesting Party will reimburse the other for the reasonable legal fees and expenses it incurs. A Party will be entitled to a proportional share of any tax refunds or rebates granted to the extent such refunds or rebates are of taxes that were paid by it.

(g)	Each Party agrees that it will file appropriate tax returns, and pay applicable taxes owed arising from or related to the Services in applicable jurisdictions.

11.4	New Services and Projects

(a)	The Parties may discuss and mutually agree the addition of New Services under this Agreement.

(b)	Subject to Section 4.1(b), Healthaxis may elect to, and reserves the right to, solicit and receive bids from third parties to perform New Services. If Healthaxis elects to use third parties to perform New Services, (i) such New Services shall not be deemed Services under the provisions of this Agreement and (ii) TakCo shall reasonably cooperate with such third parties in accordance with Section 9.2 to the extent such cooperation does not impact TakCo’s ability to provide the Services.

11.5	Proration

Any periodic charges that may become due under this Agreement are to be computed on a calendar month basis, and shall be prorated for any partial month on a calendar day basis.

11.6	Competitive Pricing

(a)	The pricing hereunder shall be subject to adjustment only in accordance with the terms of this Agreement.

(b)	If Healthaxis believes that Healthaxis could obtain services similar to the Services at the time from unaffiliated third party providers in the global marketplace at a significantly lower price, then Healthaxis and TakCo shall work together in good faith to amend this Agreement to provide for the establishment of additional offshore processing facilities, including additional Indian facilities, at a reasonably competitive price (taking into account all relevant factors, including TakCo’s unrecovered amortized start-up costs for the Indian facility and transition expenses).

12.	INVOICING AND PAYMENT

12.1	Invoicing

TakCo will invoice Healthaxis after the first day of each month during the Term for amounts attributable to Services performed during the preceding month. The invoice will state separately applicable taxes owed by Healthaxis, if any, by tax jurisdiction. Healthaxis will pay all undisputed invoiced Charges (subject toSection 12.3) in United States Dollars, by electronic funds transfer to an account designated by TakCo or by check sent to TakCo at ______within thirty (30) days after the date of Healthaxis’ receipt of the invoice. Each invoice shall be accompanied by such details of Charges as are necessary to meet Healthaxis’ requirements under government accounting rules and regulations, to validate volumes and fees, and to satisfy Healthaxis’ internal accounting requirements. TakCo shall include the pricing methodologies, calculations and related data utilized to establish the Charges.

To the extent a credit (including credits for past overcharges, etc.) may be due to Healthaxis pursuant to this Agreement, TakCo shall provide Healthaxis with an appropriate credit against amounts then due and owing.

12.2	Set Off

With respect to any amount to be paid or reimbursed by Healthaxis hereunder, Healthaxis may set off against such amount any amount that TakCo is obligated to pay Healthaxis hereunder.

12.3	Disputed Charges

(a)	Healthaxis shall pay undisputed Charges when such payments are due under this Article 12 and Schedule D. If Healthaxis in good faith disputes whether TakCo supplied staff to perform Services that are invoiced, whether the correct PPPM rate is being applied, or has other disputes as to the amounts invoiced, Healthaxis shall promptly notify TakCo in writing of any associated disputed amount and the basis for Healthaxis’ dispute together with any appropriate information supporting Healthaxis’ position. Healthaxis and TakCo shall address disputes in accordance with the procedures set forth below and in Article 19.

(b)	Neither the failure to dispute any Charges or amounts prior to payment nor the failure to withhold any amount shall constitute, operate or be construed as a waiver of any right Healthaxis may otherwise have to dispute any Charge or amount or recover any amount previously paid.

(c)	The parties will work together in good faith to resolve any disputed amount. If such dispute is not resolved within thirty (30) days after the original payment due date, the parties will resolve such dispute as provided in Section 19. Once resolved, Healthaxis will pay any disputed amounts with interest within five (5) days.

12.4	Late Payment

(a)	Invoices not paid when due shall bear interest on the outstanding balance at the rate of prime plus two percent (2.0%) per annum (unless restricted by law, in which case interest shall accrue at the highest legal rate).

(b)	TakCo shall not suspend or otherwise interrupt the provision of Services to Healthaxis on the basis of Healthaxis’ withholding of amounts disputed in good faith (which payment dispute shall be resolved pursuant to the dispute resolution procedures in Section 12.3 and Section 19), unless authority to do so is granted by Healthaxis in writing. TakCo may suspend performance under this Agreement if Healthaxis is past due on payment of amounts other than those disputed under Section 12.3 in good faith. If TakCo intends to suspend performance, TakCo will provide Healthaxis with at least fifteen (15) days prior written notice and an opportunity to cure before actually suspending Service. In the event of a suspension of Service, TakCo shall resume performance as soon as possible after the past due payment is made.

13.	HEALTHAXIS DATA AND OTHER PROPRIETARY INFORMATION

13.1	Healthaxis Ownership of Healthaxis Data

Healthaxis Data is and shall remain the property of Healthaxis and its customers, as applicable. TakCo shall, at the times specified below, promptly deliver to Healthaxis in the available format and on the media then used by TakCo to provide the Services: (a) a copy of all Healthaxis Owned Materials and Healthaxis Data (or such portions as shall be specified by Healthaxis) and (b) a copy of all Developed Materials (or such portions as shall be specified by Healthaxis). Such deliveries shall occur: (i) at any time at Healthaxis’ request, (ii) at the end of the Term and upon the completion of all requested Transfer Assistance Services, or (iii) with respect to particular Healthaxis Data or Healthaxis Owned Materials, at such earlier date that Healthaxis requests such data. Thereafter, if requested by Healthaxis, TakCo shall destroy or securely erase all copies of the Healthaxis Data and Healthaxis Owned Materials in TakCo’s possession or under TakCo’s control. TakCo shall not withhold any Healthaxis Data or any of the items specified in this Section as a means of resolving any dispute. TakCo may retain one (1) copy of the Healthaxis Data and Healthaxis Owned Developed Materials to determine TakCo’s or its agents’ rights under this Agreement. TakCo shall be relieved of its obligations to provide the Services to the extent that its performance is prevented or hindered by the return, erasure or destruction of Healthaxis Data or Healthaxis Owned Materials or reports prepared pursuant to this Section 13.1. Except to the extent expressly permitted under this Agreement, Healthaxis Data and Healthaxis Owned Materials shall not be utilized by TakCo for any purpose other than the performance of Services under this Agreement and shall not be disclosed (except as provided in Article 14), sold, assigned, leased, licensed or otherwise provided to third parties by TakCo or commercially exploited by or on behalf of TakCo or any TakCo Personnel. TakCo shall not possess or assert any lien or other right against or to Healthaxis Data.

13.2	Safeguarding Healthaxis Data

(a)	TakCo shall establish and maintain environmental, safety and facility procedures, data security procedures and other safeguards against the destruction, loss or alteration of Healthaxis Data in the possession of TakCo which are (i) no less rigorous than those that are commercially reasonable, documented and enforced by Healthaxis as of the Effective Date, which Healthaxis will provide to TakCo, and (ii) no less rigorous than those maintained by TakCo for its own information of a similar nature. Healthaxis shall have the right to establish backup security for Healthaxis Data and to keep backup copies of the Healthaxis Data in Healthaxis’ possession at Healthaxis’ expense if Healthaxis so chooses. No media on which Healthaxis Data is stored may be used simultaneously to store data of any other customer of TakCo.

(b)	As part of the Services, TakCo shall be responsible for developing and maintaining procedures for recovering back-up copies of Healthaxis Data.

13.3	Confidentiality

(a)	Proprietary Information. TakCo and Healthaxis each acknowledges that the other possesses and will continue to possess information that has been developed or received by it, has commercial value in its or its customer’s business and is not in the public domain. Except as otherwise specifically agreed in writing by the Parties, “Proprietary Information” of Healthaxis or TakCo, or their respective Affiliates shall mean all information and documentation that belongs to Healthaxis and TakCo and such Affiliates, or agents, respectively, whether disclosed to or accessed by such entity or Party in connection with this Agreement and that: (1) has been marked “confidential” or “proprietary” or with words of similar meaning at the time of disclosure by such entity or Party, or (2) if disclosed orally or not marked “confidential” or “proprietary” or with words of similar meaning at the time of disclosure, was subsequently summarized in writing within sixty (60) days after disclosure by the disclosing entity or Party and marked “confidential” or “proprietary” or with words of similar meaning, or (3) consists of information and documentation included within any of the following categories: (a) customer, supplier or contractor lists, (b) customer, supplier or contractor information, (c) information regarding business plans (strategic and tactical), markets and operations (including performance), (d) information regarding administrative, financial or marketing activities or results, (e) pricing information, (f) personnel information, (g) products and product and service offerings (including specifications and designs), (h) processes, (i) budgets and financial results, (j) Healthaxis’s third party contracts to which TakCo has had access, (k) Healthaxis Software and all Developed Materials, and (l) any information derived from such information.

(b)	Obligations

(1)	TakCo and Healthaxis shall not disclose, and shall maintain the confidentiality of, all Proprietary Information of the other Party. Healthaxis and TakCo shall each use at least the same degree of care to safeguard and to prevent disclosing to third parties the Proprietary Information of the other as it employs to avoid unauthorized disclosure, publication, dissemination, destruction, loss or alteration of its own information (or information of its customers) of a similar nature, but not less than reasonable care. The Parties may disclose Proprietary Information to their Affiliates, auditors, attorneys and accountants. Either Party may disclose Proprietary Information of the other Party to third parties where: (i) use by such person or entity is authorized under this Agreement; (ii) such disclosure is necessary for the performance of such person’s or entity’s obligations under or with respect to this Agreement or otherwise naturally occurs in such person’s or entity’s scope of responsibility; (iii) the person or entity (and its applicable officers and employees) agree in writing to assume the obligations substantially similar to those described in this Section 13.3; and (iv) the disclosing Party assumes full responsibility for the acts or omissions of such person or entity and takes all reasonable measures to ensure that the Proprietary Information is not disclosed or used in contravention of this Agreement. Each Party’s Proprietary Information shall remain the property of such Party.

(2)	Neither Party shall: (i) make any use or copies of, or use, the Proprietary Information of the other Party except as contemplated by this Agreement; (ii) acquire any right in or assert any lien against the Proprietary Information of the other Party; (iii) sell, assign, transfer, lease or otherwise dispose of Proprietary Information to third parties or commercially exploit such information, including through derivative works; or (iv) refuse for any reason (including a default or material breach of this Agreement by the other Party) to promptly provide the other Party’s Proprietary Information (including copies thereof) to the other Party if requested to do so (in the case of Healthaxis Data, in the form reasonably requested). Upon expiration or any termination of this Agreement and completion of each Party’s obligations under this Agreement, each Party shall return or destroy, as the other Party may direct, all documentation in any medium that contains, refers to, or relates to the other Party’s Proprietary Information, and retain no copies. In addition, the Parties shall take reasonable steps to ensure that their employees comply with these confidentiality provisions.

(c)	Exclusions. Section 13.3(b) shall not apply to any particular information that (i) is, at the time of disclosure to it, in the public domain; (ii) after disclosure to it, is published or otherwise becomes part of the public domain through no fault of the receiving Party; (iii) is in the possession of the receiving Party at the time of disclosure to it; (iv) is received from a third party having a lawful right to disclose such information; or (v) is independently developed by the receiving Party without reference to Proprietary Information of the furnishing Party. In addition, the receiving Party shall not be considered to have breached its obligations under this Section 13.3 for disclosing Proprietary Information of the other Party as required to satisfy any legal requirement of a competent government body, provided that, promptly upon receiving any such request and to the extent that it may legally do so, such Party advises the other Party of the Proprietary Information to be disclosed and the identity of the third party requiring such disclosure prior to making such disclosure in order that the other Party may interpose an objection to such disclosure, take action to assure confidential handling of the Proprietary Information, or take such other action as it deems appropriate to protect the Proprietary Information.

(d)	Loss of Proprietary Information. Each Party shall: (i) promptly notify the other Party in writing of any possession, use, knowledge, disclosure or loss of such other Party’s Proprietary Information in contravention of this Agreement; (ii) promptly furnish to the other Party all known details and reasonably assist such other Party in investigating and/or preventing the recurrence of such possession, use, knowledge, disclosure or loss; (iii) reasonably cooperate with the other Party in any investigation or litigation deemed necessary by such other Party to protect its rights; and (iv) promptly use all commercially reasonable efforts to prevent further possession, use, knowledge, disclosure or loss of Proprietary Information in contravention of this Agreement. Each Party shall bear any costs it incurs in complying with this Section 13.3(d).

(e)	No Implied Rights. Nothing contained in this Section 13.3 shall be construed as obligating a Party to disclose its Proprietary Information to the other Party, or as granting to or conferring on a Party, expressly or impliedly, any rights or license to any Proprietary Information of the other Party.

(f)	Survival. The Parties’ obligations of non-disclosure and confidentiality shall survive the expiration or termination of this Agreement for a period of five (5) years.

13.4	File Access

Healthaxis will have unrestricted access to, and the right to review and retain the relevant portion of all computer or other files containing Healthaxis Data. At no time will any of such files or other materials or information be stored or held in a form or manner not readily accessible to Healthaxis. TakCo will provide to the Healthaxis Project Executive and his designees all passwords, codes, comments, keys, documentation and the locations of any such files and other materials promptly upon the request of Healthaxis, including Equipment and Software keys and such information as to format, encryption (if any) and any other specification or information necessary for Healthaxis to retrieve, read, revise and/or maintain such files and information. Upon the request of the Healthaxis Project Executive, TakCo will confirm that, to the best of its knowledge, all files and other information provided to Healthaxis are complete and that no material element, amount or other fraction of such files or other information to which Healthaxis may request access or review has been deleted, withheld, disguised or encoded in a manner inconsistent with the purpose and intent of providing full and complete access to Healthaxis as contemplated by this Agreement.

13.5	HIPAA Privacy and Security

Healthaxis’ various customers and/or their respective clients are considered "Covered Entities" as that term is defined within the Administrative Simplification provisions of the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"), including the HIPAA privacy regulation, 45 C.F.R. Part 160 and Part 164, Subparts A and E, the Standards for Privacy of Individually Identifiable Health Information (“Privacy Rule”) and the HIPAA security standards, 45 C.F.R. Part 164, Subpart C, the Security Standards for the Protection of Electronic Protected Health Information (“Security Rule”). In accordance with HIPAA, Healthaxis has entered into agreements with its customers that meet the requirements of HIPAA, and which require that Healthaxis enter into a similar agreement with TakCo prior to disclosing any protected health information to TakCo. Simultaneously with the execution of this Agreement, TakCo and Healthaxis shall enter into a mutually agreed Business Associate Agreement (the “HIPAA BA Agreement”) with Healthaxis that meets the requirements of HIPAA and the obligations of Healthaxis to its customers. Healthaxis shall maintain the Policy and Procedures Manual so that the Services if performed in accordance with the Manual shall comply with HIPAA, including the Privacy Rule and Security Rule. TakCo and its Personnel shall be familiar with the requirements of HIPAA set forth in the Policy and Procedures Manual and shall strictly comply with such requirements, including the Privacy Rule and the Security Rule, in performing the Services and with regard to all protected health information that is disclosed to them by Healthaxis. Healthaxis will provide TakCo with appropriate HIPAA awareness training materials for use in complying, and appropriate training to comply, with this requirement.

14.	OWNERSHIP OF MATERIALS

14.1	Healthaxis Owned Materials

Healthaxis shall be the sole and exclusive owner of the Healthaxis Owned Materials and all intellectual property rights, including copyright, in all Developed Materials.

14.2	Developed Materials

(a)	All Developed Materials shall be considered works made for hire that are owned by Healthaxis. If any such Developed Materials may not be considered a work made for hire under applicable law, TakCo hereby irrevocably assigns to Healthaxis, without further consideration, all right, title and interest, including any copyright interest, TakCo may have to such Developed Materials, including United States and foreign intellectual property rights, including copyrights. TakCo acknowledges that Healthaxis and its successors and assigns shall have the right to obtain and hold in their own name any intellectual property rights, including copyright, in and to such Developed Materials. TakCo agrees to execute any documents and take any other actions reasonably requested by Healthaxis to effectuate the purposes of this Section 14.2 at Healthaxis’ expense. Healthaxis grants to TakCo a non-exclusive, non-transferable, worldwide, limited right and license to use, execute, reproduce, display, perform, modify and distribute the Developed Materials for the sole purpose of providing the Services during the Term and the Transfer Assistance Period pursuant to this Agreement; provided that this license does not give TakCo the right, and TakCo is not authorized, to sublicense such Developed Materials or use them for the benefit of other customers or for any other purpose without Healthaxis’ prior written consent.

(b)	TakCo shall provide Healthaxis with the source code and documentation for all Developed Materials which are created in accordance with this Agreement. TakCo shall provide documentation for all Software that is part of the Developed Materials sufficient to allow a reasonably knowledgeable and experienced systems programmer to maintain and support such Materials; (ii) the user documentation for such Materials will accurately describe in terms understandable by a typical end user the functions and features of such Materials and the procedures for exercising such functions and features; and (iii) all Developed Materials shall have the appropriate source code which matches with the executable object code version.

14.3	Other Materials

This Agreement shall not confer upon either Party intellectual property rights in Materials of the other Party (to the extent not covered by this Article 14).

14.4	General Rights

(a)	Copyright Legends. TakCo shall place the Healthaxis copyright legends and notices on all Developed Materials.

(b)	No Implied Licenses. Except as expressly specified in this Agreement, nothing in this Agreement shall be deemed to grant to one Party, by implication, estoppel or otherwise, license rights, ownership rights or any other intellectual property rights in any Materials owned by the other Party or any Affiliate of the other Party.

14.5	Healthaxis Rights Upon Expiration or Termination of Agreement

As part of the Transfer Assistance Services, TakCo shall deliver to Healthaxis all Developed Materials in the format and medium in use by TakCo in connection with the Services as of the date of such expiration or termination, and shall ensure that all delivered source code matches with the then current production version of the object code as delivered. Following confirmation by Healthaxis that the copies of the Healthaxis Owned Materials delivered by TakCo are acceptable and the completion by TakCo of any Transfer Assistance Services for which such Materials are required, TakCo shall destroy or securely erase all other copies of such Materials then in TakCo’s possession and cease using such Materials for any purpose.

14.5	Residuals Clause

Nothing contained in this Agreement shall restrict either Party from the use of any generic data analysis and evaluation, ideas, concepts, know-how, or techniques developed or learned by such Party in connection with this Agreement, provided that in doing so such Party does not disclose Proprietary Information to third parties or infringe the intellectual property rights of the other Party or third parties who have licensed or provided materials to the other Party.

15.	REPRESENTATIONS AND WARRANTIES

15.1	Maintenance

(a) TakCo warrants that it shall, as part of the Services, maintain all Workstations that are necessary to perform the Services: (i) in good operating condition, subject to normal wear and tear; (ii) undertaking repairs and preventive maintenance on Workstations for which TakCo is designated to be responsible hereunder in accordance with the applicable Workstation manufacturer’s recommendations and requirements; and (iii) performing Third Party Software maintenance in accordance with the applicable Software vendor’s written documentation.

(b) Healthaxis warrants that it shall, as part of the Services, maintain all Equipment that Healthaxis provides that is necessary to perform the Services, including Healthaxis Equipment: (i) in good operating condition, subject to normal wear and tear; (ii) undertaking repairs and preventive maintenance on such Equipment for which Healthaxis is designated to be responsible hereunder in accordance with the applicable Equipment manufacturer’s recommendations and requirements; and (iii) performing Third Party Software maintenance in accordance with the applicable Software vendor’s written documentation.

15.2	Non-Infringement

(a)	Healthaxis warrants that any Materials and other items provided by or specified by Healthaxis for TakCo under this Agreement and Developed Materials shall not infringe, or constitute an infringement or misappropriation of, any U.S. or foreign patent, copyright, trademark or similar proprietary rights conferred by contract or by common law or by other applicable law of any third party

(b)	Except for Materials or other items covered under (a) above, TakCo warrants that any item provided by and used by TakCo to provide the Services shall not infringe, or constitute an infringement or misappropriation of, any U.S. or foreign patent, copyright, trademark or similar proprietary rights conferred by contract or by common law or by other applicable law of any third party.

15.3	Authorization

Each Party represents and warrants to the other that:

(a)	It is a corporation or partnership duly incorporated or organized, validly existing and in good standing under the laws of its state of incorporation or organization;

(b)	It has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

(c)	It has obtained all licenses, authorizations, approvals, consents or permits required to perform its obligations under this Agreement under all applicable federal, state, foreign or local laws and under all applicable rules and regulations of all authorities having jurisdiction over matters related to performance under this Agreement;

(d)	The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the requisite corporate action on the part of such Party; and

(e)	The execution, delivery and performance of this Agreement shall not constitute a violation of any judgment, order or decree; a material default under any material contract by which it or any of its material assets are bound; or an event that would, with notice or lapse of time, or both, constitute such a default.

15.4	Malicious Code

Each Party warrants that it shall take commercially reasonable actions and precautions to prevent the introduction and proliferation, and reduce the effects, of any Malicious Code into the other Party’s information technology environment or any system used by TakCo to provide the Services.

15.5	Disabling Code

TakCo shall not insert into the Software or Developed Materials any code which could be invoked to disable or otherwise shut down all or any portion of the Software or Healthaxis systems. With respect to any disabling code that may be part of any Third Party Software, neither Party shall invoke or cause to be invoked such disabling code at any time, including upon expiration or termination of this Agreement for any reason, without the other Party’s prior written consent.

15.6	Disclaimer of Warranties

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, NEITHER PARTY MAKES ANY WARRANTIES, WHETHER EXPRESS OR IMPLIED, WITH REGARD TO ANY SERVICES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

16.	INSURANCE AND RISK OF LOSS

16.1	Insurance

TakCo agrees to keep in full force and effect and maintain at its sole cost and expense the following policies of insurance during the term of this Agreement:

(1)	Any legally required workers’ compensation or equivalent insurance as required in the jurisdiction in which the TakCo Facility and TakCo Personnel are located.

(2)	Reasonable Commercial General Liability Insurance and Umbrella Liability Insurance in accordance with Indian law..

(3)	Reasonable Employee Dishonesty and Fraud Insurance in accordance with Indian law.

In the event Healthaxis requests that TakCo increase its coverage levels or provide for more specific coverages that may be necessary to meet a specific obligation to a Healthaxis customer regarding coverage to be maintained by Healthaxis and its affiliates providing services on behalf of such customer, then TakCo will obtain such more specific coverages, and the Parties will make an equitable adjustment to the Charges if necessary to cover the increased cost to TakCo.

TakCo shall upon Healthaxis’ request provide Healthaxis with certificates of insurance evidencing compliance with this Article 16 (including evidence of renewal of insurance) signed by authorized representatives of the respective carriers for each year that this Agreement is in effect. Each certificate of insurance shall include a statement that the issuing company shall not cancel, nonrenew, reduce or otherwise change the insurance afforded under the above policies unless thirty (30) days’ notice of such cancellation, nonrenewal, reduction or change has been provided to Healthaxis

The obligation of TakCo to provide the insurance specified herein shall not limit in any way any obligation or liability of TakCo provided elsewhere in this Agreement.

16.2	Risk of Loss

Except as provided below, each Party shall be responsible for risk of loss of, and damage to, any Equipment, Software or other Materials owned by it. Each Party shall promptly notify the other of any damage (except normal wear and tear), destruction, loss, theft or governmental taking of any item of Equipment, Software or other Materials in the possession of such Party or on its premises of such Party, whether or not insured against by such Party, whether partial or complete (“Event of Loss”). For any Healthaxis Event of Loss, TakCo shall cooperate and assist Healthaxis with respect to the repair or replacement as part of the Services. TakCo shall be responsible for any such Healthaxis Event of Loss which results from TakCo’s negligence or willful misconduct.

17.	INDEMNITIES

17.1	Indemnity by TakCo

In addition to all other rights and remedies Healthaxis may have under this Agreement or at law or in equity, TakCo agrees to indemnify, defend and hold harmless Healthaxis and its officers, directors, employees, agents, Affiliates, successors and assigns from any and all Losses and threatened Losses arising from or in connection with any third party claims of the following:

(a)	TakCo’s breach of its obligations with respect to Healthaxis Proprietary Information;

(b)	Infringement or alleged infringement of a patent, trade secret, copyright or other proprietary rights conferred by contract, common law or by the law of the U.S. or any state therein or any foreign jurisdiction in contravention of TakCo’s warranties in this Agreement;

(c)	Claims by government regulators or agencies for fines, penalties, sanctions or other remedies arising from or in connection with TakCo’s failure to perform its responsibilities under this Agreement;

17.2	Indemnity by Healthaxis

In addition to all other rights and remedies TakCo may have under this Agreement or at law or in equity, Healthaxis agrees to indemnify, defend and hold harmless TakCo and its officers, directors, employees, agents, Affiliates, successors and assigns from any Losses and threatened Losses arising from or in connection with any third party claims of the following:

(a)	Healthaxis’ breach of its obligations with respect to TakCo’s Proprietary Information and Healthaxis’ failure to adequately protect its own Proprietary Information;

(b)	Infringement or alleged infringement of a patent, trade secret, copyright or other proprietary rights conferred by contract, common law or by the law of the U.S. or any state therein or any foreign jurisdiction in contravention of Healthaxis’ warranties in this Agreement;

(c)	Claims by government regulators or agencies for fines, penalties, sanctions or other remedies arising from or in connection with Healthaxis’ failure to perform its responsibilities under this Agreement and with TakCo’s performance of its responsibilities under this Agreement in accordance with the Policy and Procedures Manual or other direction by Healthaxis.

17.3	Additional Indemnities

In addition to all other rights and remedies the Parties may have under this Agreement or at law or in equity, TakCo and Healthaxis each agree to indemnify, defend and hold harmless the other, and their respective Affiliates, officers, directors, employees, agents, successors and assigns, from any and all Losses and threatened Losses to the extent they arise from or in connection with any of the following: (a) the death or bodily injury of any agent, employee, customer, business invitee, business visitor or other person caused by the negligence or other tortious conduct of the indemnitor; and (b) the damage, loss or destruction of any real or tangible personal property caused by the negligence or other tortious conduct of the indemnitor.

17.4	Infringement

In addition to all other rights and remedies the Parties may have under this Agreement or at law or in equity, the Parties agree as follows:

(a)	If any Materials or other item provided or specified by Healthaxis to TakCo in its provision of the Services or the Developed Materials (except to the extent of TakCo’s knowing infringement of third party rights in the development of the Developed Materials) becomes, or in Healthaxis’ reasonable opinion is likely to become, the subject of an infringement or misappropriation claim or proceeding, Healthaxis shall promptly take one of the following actions at no charge to TakCo: (i) secure the right to continue using the Materials, item or Developed Materials; or (ii) replace or modify the Materials, item or Developed Materials to make it non-infringing, provided that any such replacement or modification will not materially degrade the performance or quality of the affected component of the Services. TakCo will cooperate with and assist Healthaxis in taking such action.

(b)	Except for items covered under Section (a) above, if any item provided by and used by TakCo to provide the Services or any item in the Developed Materials to the extent of TakCo’s knowing infringement of third party rights becomes the subject of an infringement or misappropriation claim or proceeding, TakCo shall promptly take one of the following actions at no additional charge to Healthaxis: (i) secure the right to continue using the item; or (ii) replace or modify the item to make it non-infringing, provided that any such replacement or modification will not materially degrade the performance or quality of the affected component of the Services. Healthaxis will cooperate with and assist TakCo in taking such action

17.5	Indemnification Procedures

With respect to third party claims, the following procedures shall apply:

(a)	Notice. Promptly after receipt by any entity entitled to indemnification of notice of the commencement of any civil, criminal, administrative or investigative action or proceeding involving a claim in respect of which the indemnitee may seek indemnification pursuant to this Agreement, the indemnitee shall notify the indemnitor of such claim in writing. No delay or failure to so notify an indemnitor shall relieve it of its obligations under this Agreement. Within fifteen (15) days following receipt of written notice from the indemnitee relating to any claim, but no later than five (5) days before the date on which any response to a complaint or summons is due, the indemnitor shall notify the indemnitee in writing that the indemnitor elects to assume control of the defense and settlement of that claim (a “Notice of Election”).

(b)	Procedure Following Notice of Election. If the indemnitor delivers a Notice of Election within the required notice period, the indemnitor shall assume sole control over the defense and settlement of the claim; provided, however, that (i) the indemnitor shall keep the indemnitee fully apprised at all times as to the status of the defense, and (ii) the indemnitor shall obtain the prior written approval of the indemnitee before entering into any settlement of such claim imposing any obligations or restrictions on the indemnitee or ceasing to defend against such claim. The indemnitor shall not be liable for any legal fees or expenses incurred by the indemnitee following the delivery of a Notice of Election;provided, however, that the indemnitee shall be entitled to employ counsel at its own expense to participate in the handling of the claim. The indemnitor shall not be obligated to indemnify the indemnitee for any amount paid or payable by such indemnitee in the settlement of any claim if (x) the indemnitor has delivered a timely Notice of Election and such amount was agreed to without the written consent of the indemnitor, (y) the indemnitee has not provided the indemnitor with notice of such claim and a reasonable opportunity to respond thereto, or (z) the time period within which to deliver a Notice of Election has not yet expired.

(c)	Procedure Where No Notice of Election Is Delivered. If the indemnitor does not deliver a Notice of Election relating to any claim within the required notice period, the indemnitee shall have the right to defend the claim in such manner as it may deem appropriate, at the reasonable cost and expense of the indemnitor. The indemnitor shall promptly reimburse the indemnitee for all such reasonable costs and expenses as they are incurred.

17.6	Subrogation

In the event that an indemnitor shall be obligated to indemnify an indemnitee pursuant to Sections 17.1 through 17.3 or any other provision of this Agreement, the indemnitor shall, upon payment of such indemnity in full, be subrogated to all rights of the indemnitee with respect to the claims to which such indemnification relates.

18.	LIABILITY

18.1	General Intent

Subject to the specific provisions of this Article 18, it is the intent of the Parties that each Party shall be liable to the other Party for any actual damages incurred by the non-breaching Party as a result of the breaching Party’s failure to perform its obligations in the manner required by this Agreement.

18.2	Force Majeure

(a)	Subject to Section 18.2(c), no Party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by fire, flood, earthquake, elements of nature or acts of God, wars, riots, civil disorders, rebellions or revolutions, failure of telecommunications carriers, strikes or lockouts or labor disputes by third parties, or any other similar cause beyond the reasonable control of such Party (each a “Force Majeure”); provided that the non-performing Party cannot reasonably circumvent the delay through the use of commercially reasonable alternate sources, workaround plans or other means. A labor dispute involving a Party and its own personnel shall not excuse such Party from its obligations hereunder.

(b)	In such event the non-performing Party shall be excused from further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and such Party continues to use commercially reasonable efforts to recommence performance or observance whenever and to whatever extent possible without delay. Any Party so prevented, hindered or delayed in its performance shall immediately notify the Party to whom performance is due by telephone (to be confirmed in writing within five (5) days of the inception of such delay) and describe at a reasonable level of detail the circumstances of such Force Majeure event.

(c)	The Parties shall mutually agree on any disaster recovery and business continuity Services to be provided for Healthaxis by TakCo. Upon the occurrence of a Force Majeure event, TakCo shall, to the extent possible, provide Healthaxis with reasonable cooperation in Healthaxis’ implementation of its disaster recovery plan, in each case as described in the Policy and Procedures Manual. TakCo shall provide such assistance unless prohibited by the Force Majeure.

(d)	If TakCo fails to provide Services in accordance with this Agreement due to the occurrence of a Force Majeure event, all amounts payable to TakCo hereunder shall be equitably adjusted in a manner such that Healthaxis is not required to pay any amounts for Services that it is not receiving.

18.3	Limitation of Liability

(a)	NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, COLLATERAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES, INCLUDING LOST PROFITS, REGARDLESS OF THE FORM OF THE ACTION OR THE THEORY OF RECOVERY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. This Section 18.3(a) shall not apply in cases of (i) cases of fraud, theft or criminal acts by a Party, or (ii) any breach, violation or failure to comply with the provisions of Article 13 of this Agreement.

(b)	Except as provided below, the total aggregate liability of either Party for claims asserted by the other Party under or in connection with this Agreement, regardless of the form of the action or the theory of recovery, shall be limited, in aggregate to an amount equal to the total payments received by TakCo pursuant to this Agreement and/or the Existing Agreements for one year prior to the month in which the first event giving rise to the liability occurred.

(c)	The limitations of liability set forth in Section 18.3(b) shall not apply with respect to (i) any obligation or failure by Healthaxis to pay any amounts due or past due and owing to TakCo pursuant to the terms of the Agreement; (ii) Losses by either Party for bodily injury or damage to real property or tangible personal property; and (iii) either Party’s obligation to indemnify the other Party as provided in Article 17.

(d)	Failure by a Party to pay valid and accurate Charges due and payable hereunder will not be counted toward the liability cap.

(e)	The following shall be considered direct damages and neither Party shall assert that they are indirect, incidental, collateral, consequential or special damages or lost profits to the extent they result directly from either Party’s failure to perform in accordance with this Agreement:

(1)	Costs and expenses of implementing a workaround in respect of a failure to provide the Services or any part thereof;

(2)	Costs and expenses of replacing lost, stolen or damaged Equipment, Software and Materials;

(3)	Costs and expenses incurred to procure the Services from an alternate source, to the extent in excess of TakCo’s charges under this Agreement;

(4)	Straight time, overtime or related expenses incurred by either Party, including overhead allocations for employees, wages and salaries of additional employees, travel expenses, overtime expenses, telecommunication charges and similar charges, due to failure of TakCo to provide all or a portion of the Services incurred in connection with (1) through (4) above; and

(5)	Payments or penalties imposed by a governmental body or regulatory agency for failure to comply with requirements or deadlines.

19.	CONTRACT GOVERNANCE AND DISPUTE RESOLUTION

19.1	Informal Dispute Resolution

Prior to the initiation of formal dispute resolution procedures under Section 19.2, the Parties agree that the Healthaxis Contract Executive and the TakCo Project Executive will attempt in good faith to resolve all disputes. In the event the Healthaxis Contract Executive and the TakCo Project Executive are unable to resolve a dispute in an amount of time that either Party deems reasonable under the circumstances, such Party may refer the dispute for resolution pursuant to Section 19.2 below upon written notice to the other Party.

19.2	Binding Arbitration

Any unresolved controversy or interpretation involving this Agreement or claim arising from the Services shall be determined by binding arbitration pursuant to the commercial arbitration rules of the American Arbitration Association. The arbitration shall be held in the Dallas, Texas area. If the Parties cannot agree on a single arbitrator within seven (7) working days of the delivery of the request for arbitration, then three (3) disinterested arbitrators shall be used, one to be chosen by each of the Parties, and the third arbitrator chosen by the first two arbitrators before they enter upon arbitration, to act as umpire. If either Party fails to appoint an arbitrator, or if the first two arbitrators fail to appoint a third arbitrator, within seven (7) working days from the date such obligation arises, either Party may request the Arbitration Association to appoint the necessary arbitrator(s). Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The costs arising from such arbitration shall be borne and paid as the arbitrator(s) shall direct. The Parties shall abide by, observe, and perform all directions, decisions and awards made by the arbitrator(s) and submit in writing information as the arbitrator(s) shall request. During or prior to the arbitration, the Parties shall not prosecute or commence any suit or action against the other touching on any of the matters referred to the arbitrator(s).

The Parties agree that the only circumstance in which disputes between them shall not be subject to the provisions of this Section 19.2 is where a Party makes a good faith determination that a breach of the terms of this Agreement by the other Party is such that the damages to such Party resulting from the breach will be so immediate, so large or severe, and so incapable of adequate redress after the fact that a temporary restraining order or other immediate injunctive relief is the only adequate remedy. If a Party files a pleading with a court seeking immediate injunctive relief which is challenged by the other Party and the injunctive relief sought is not rewarded in substantial part, the Party filing the pleading seeking immediate injunctive relief shall pay all of the costs and attorney’s fees of the Party successfully challenging the pleading.

19.3	Continued Performance

Each Party agrees that it shall, unless otherwise directed by the other Party, continue performing its obligations under this Agreement (including providing all Services and Transfer Assistance Services) while any dispute is being resolved unless and until the Term ends.

19.4	Governing Law

This Agreement and performance under it shall be governed by and construed in accordance with the applicable laws of the State of Texas, without giving effect to the principles thereof relating to conflicts of laws.

20.	TERMINATION

20.1	Termination for Cause

(a)	If TakCo commits a material breach of this Agreement, which breach is not cured within thirty (30) days after written notice of the breach from Healthaxis, unless such breach cannot be reasonably cured in such 30 day period, in which case Healthaxis shall not have the right to terminate if TakCo promptly proceeds within such 30 day period to commence curing the breach and thereafter provides a reasonable workaround, or functionally cures the breach, within 60 days from receipt of the cure notice (or such longer period as may be reasonably necessary when the breach is of a type or nature that cannot be cured within the 60 day period), then Healthaxis may, by giving written notice to TakCo, terminate the Term with respect to all of the Services, as of a date specified in the notice of termination.

(b)	If Healthaxis commits a material breach of this Agreement (except for material breaches caused by Healthaxis’ failure to make undisputed payments as set forth in Section 20.1(c) below), which breach is not cured within thirty (30) days after written notice of the breach from TakCo, unless such breach cannot be reasonably cured in such 30 day period, in which case TakCo shall not have the right to terminate if Healthaxis promptly proceeds within such 30 day period to commence curing the breach and thereafter provides a reasonable workaround, or functionally cures the breach, within 60 days from receipt of the cure notice (or such longer period as may be reasonably necessary when the breach is of a type or nature that cannot be cured within the 60 day period), then TakCo may, by giving written notice to Healthaxis, terminate the Term with respect to all of the Services, as of a date specified in the notice of termination.

(c)	If Healthaxis commits a material breach of this Agreement by failing to make an undisputed payment to TakCo which is due and payable hereunder, which breach is not cured within thirty (30) days after such payment becomes due and payable, then TakCo may, by giving at least ten (10) days prior written notice of its intent to terminate for non-payment, terminate the Term with respect to all of the Services, as of a date specified in the notice of termination if payment of the undisputed amount is not made by the specified termination date.

20.2	Termination for Business or Compliance Reasons

This Agreement may be terminated either in whole or in part as to a particular portion of the Services at any time by giving the other Party at least one hundred eighty (180) days’ prior written notice designating the termination date if there are changes in the applicable Laws following the Effective Date that frustrate the essential purpose of the Agreement.

20.3	Healthaxis’ Right to Extend the Termination Date

Except in the case of a valid termination for cause by TakCo (unless Healthaxis agrees to pay for Services provided by or for TakCo in advance and cures any payment default that causes such termination), Healthaxis may elect, upon sixty (60) days’ prior written notice, to extend the effective date of any expiration/termination or Transfer Assistance one time, at its sole discretion, provided that the total of such extension will not exceed one hundred and eighty (180) days following the originally specified effective termination date without TakCo’s prior written consent.

20.4	Termination upon a Reduction of TakCo’s Position in Healthaxis Inc.

Healthaxis may terminate this Agreement by giving TakCo notice of the termination at least 90 days prior to the termination date specified in the notice if Tak Investments, Inc., a Delaware corporation neither (i) owns in the aggregate twenty-five percent (25%) or more of the common stock of Healthaxis Inc. on a fully-diluted basis (including all outstanding shares of Healthaxis common stock and all outstanding securities of any type that are or may become exercisable for or convertible into shares of Healthaxis common stock), nor (ii) owns in the aggregate seventy-five percent (75%) or more of the combined number of (x) shares of Healthaxis Inc. common stock (“Purchased Shares”) purchased by Tak Investments, Inc. pursuant to that certain Stock and Warrant Purchase Agreement between Healthaxis and Tak Investments, Inc. dated February 23, 2005 (the “Purchase Agreement”), (y) shares of Healthaxis Inc. common stock subject to purchase pursuant to the “Purchased Warrants” (as defined in the Purchase Agreement) from time to time prior to the expiration date of each Purchased Warrant, and (z) any shares of Healthaxis Inc. common stock issued upon the exercise of the Purchased Warrants from time to time.

21.	GENERAL

21.1	Binding Nature and Assignment

(a)	Binding Nature. This Agreement will be binding on the Parties and their respective successors and permitted assigns.

(b)	Assignment. Neither Party may, or will have the power to, assign this Agreement without the prior written consent of the other, except that Healthaxis may assign its rights and obligations under this Agreement to an Entity acquiring, directly or indirectly, control of Healthaxis, or to an Entity into which Healthaxis is merged or to an Entity acquiring all or substantially all of Healthaxis’ assets where the Entity agrees to assume all of the rights and obligations of Healthaxis hereunder, without the approval of TakCo, and that TakCo may assign its rights and obligations under this Agreement to an Entity acquiring, directly or indirectly, control of TakCo, or to an Entity into which TakCo is merged or to an Entity acquiring all or substantially all of TakCo’s assets where the Entity (i) acquires 25% or more of the outstanding common stock of Healthaxis Inc. on a fully diluted basis and (ii) agrees to assume all of the rights and obligations of TakCo hereunder, without the approval of Healthaxis.

(c)	Impermissible Assignment. Any attempted assignment that does not comply with the terms of this Section shall be null and void.

21.2	Entire Agreement; Amendment

This Agreement, including any Schedules and Exhibits referred to herein and attached hereto, each of which is incorporated herein for all purposes, constitutes the entire agreement between the Parties with respect to the subject matter hereof. There are no agreements, representations, warranties, promises, covenants, commitments or undertakings other than those expressly set forth herein. This Agreement supercedes all prior agreements, representations, warranties, promises, covenants, commitments or undertakings, whether written or oral, with respect to the subject matter contained in this Agreement. No amendment, modification, change, waiver or discharge hereof shall be valid unless in writing and signed by an authorized representative of the Party against which such amendment, modification, change, waiver or discharge is sought to be enforced.

21.3	Compliance with Laws and Regulations

(a)	TakCo shall perform its obligations in a manner that complies with Laws applicable to its business, including without limitation identifying and procuring required permits, certificates, approvals and inspections. If a charge of non-compliance by TakCo with any such Laws occurs, TakCo shall promptly notify Healthaxis of such charges in writing.

(b)	Healthaxis shall perform its obligations under this Agreement in a manner that complies with Laws applicable to its business, including without limitation identifying and procuring required permits, certificates, approvals and inspections. If a charge of non-compliance by Healthaxis with any such Laws occurs, Healthaxis shall promptly notify TakCo of such charges in writing.

21.4	Notices

All notices, requests, demands and determinations under this Agreement (other than routine operational communications) shall be in writing and shall be deemed duly given (i) when delivered by hand, (ii) one (1) day after being given to an express courier with a reliable system for tracking delivery, (iii) when sent by confirmed facsimile with a copy sent by another means specified in this Section 21.4, or (iv) six (6) days after the day of mailing, when mailed by registered or certified mail, return receipt requested, postage prepaid and addressed as follows:

In the case of Healthaxis:

Healthaxis 7301 North State Hwy 161 Suite 300 Irving, Texas 75039 Attention: John M. Carradine, President

With a copy to:

Healthaxis 7301 North State Hwy 161 Suite 300 Irving, Texas 75039 Attention: J. Brent Webb, SVP & General Counsel

In the case of TakCo:

__________________________ __________________________ __________________________

A Party may from time to time change its address or designee for notification purposes by giving the other Party prior written notice of the new address or designee and the date upon which the change will become effective.

21.5	Counterparts

This Agreement may be executed in several counterparts, all of which taken together shall constitute one single agreement between the Parties hereto.

21.6	Headings

The article and section headings used herein are for reference and convenience only and shall not be considered in the interpretation of this Agreement.

21.7	Severability

In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid or unenforceable by a court with jurisdiction over the Parties, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law. The remaining provisions of this Agreement and the application of the challenged provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each such provision shall be valid and enforceable to the full extent permitted by law.

21.8	Consents and Approval

Except where expressly provided as being in the sole discretion of a Party, where agreement, approval, acceptance, consent, confirmation, notice or similar action by either Party is required under this Agreement, such action shall not be unreasonably delayed or withheld. An approval or consent given by a Party under this Agreement shall not relieve the other Party from responsibility for complying with the requirements of this Agreement, nor shall it be construed as a waiver of any rights under this Agreement, except as and to the extent otherwise expressly provided in such approval or consent.

21.9	Waiver of Default; Cumulative Remedies

(a)	A delay or omission by either Party hereto to exercise any right or power under this Agreement shall not be construed to be a waiver thereof. A waiver by either of the Parties hereto of any of the covenants to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained. All waivers must be in writing and signed by the Party waiving its rights.

(b)	Except as otherwise expressly provided herein, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either Party at law, in equity or otherwise.

21.10	Survival

Any provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement shall survive any termination or expiration of this Agreement and continue in full force and effect.

21.11	Publicity

Neither Party shall use the other Party’s name or mark or refer to the other Party directly or indirectly in any media release, public announcement or public disclosure relating to this Agreement, without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may reference and disclose this Agreement and its relationship with the other Party in any public filings when required by law or in accordance with customary or recommended practice.

21.12	Service Marks

Each Party agrees that it shall not, without the other Party’s prior written consent, use any of the names, service marks or trademarks of each other or Affiliates in any of its advertising or marketing materials.

21.13	Export

The Parties acknowledge that certain Software and technical data to be provided hereunder and certain transactions hereunder may be subject to export controls under the laws and regulations of the United States and other countries. No Party shall export or re-export any such items or any direct product thereof or undertake any transaction in violation of any such laws or regulations.

21.14	Third Party Beneficiaries

This Agreement is entered into solely between, and may be enforced only by, Healthaxis and TakCo. This Agreement shall not be deemed to create any rights or causes of action in or on behalf of any third parties, including without limitation employees, vendors and customers of a Party, or to create any obligations of a Party to any such third parties.

21.15	Order of Precedence

In the event of a conflict, this Agreement shall take precedence over the Schedules attached hereto.

21.16	Further Assurances

Each Party covenants and agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, each Party shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate the purposes of this Agreement.

21.17	Acknowledgment

The Parties each acknowledge that the terms and conditions of this Agreement have been the subject of active and complete negotiations, and that such terms and conditions should not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation of this Agreement.

[Signatures Appear On Next Page]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

Healthaxis, Ltd.	Healthcare BPO Partners, L.P.

By: Healthaxis Managing Partner, LLC	By: Healthcare Investments, LLC

By: /s/ James W. McLane	By: /s/ Sharad Tak
James W. McLane	Name: Sharad Tak
President	Title: Managing Member
May 13, 2005	May 13, 2005